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                                   EXHIBIT 11

        KAUFMAN AND BROAD HOME CORPORATION AND CONSOLIDATED SUBSIDIARIES

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                 YEARS ENDED NOVEMBER 30,
                                                         ----------------------------------------
                                                            1997           1996          1995
                                                         -----------   ------------   -----------
PRIMARY:

Net income (loss)......................................  $58,230,000   $(61,244,000)  $29,059,000
                                                          ==========    ===========    ==========

Weighted average common shares outstanding.............   38,889,000     36,693,000    32,386,000
Weighted average Series B convertible preferred
  shares(1)............................................                   2,167,000     6,500,000
Common share equivalents:
  Stock options........................................    1,169,000        903,000       871,000
                                                         -----------   ------------   -----------
                                                          40,058,000     39,763,000    39,757,000
                                                          ==========    ===========    ==========
PRIMARY EARNINGS (LOSS) PER SHARE(3)...................  $      1.45   $      (1.54)  $       .73
                                                          ==========    ===========    ==========

FULLY DILUTED:

Net income (loss)......................................  $58,230,000   $(61,244,000)  $29,059,000
                                                          ==========    ===========    ==========

Weighted average common shares outstanding.............   38,889,000     36,693,000    32,386,000
Weighted average Series B convertible preferred
  shares(1)............................................                   2,167,000     6,500,000
Common share equivalents:
  Stock options........................................    1,533,000        903,000       871,000
                                                         -----------   ------------   -----------
                                                          40,422,000     39,763,000    39,757,000
                                                          ==========    ===========    ==========
FULLY DILUTED EARNINGS (LOSS) PER SHARE(2)(3)..........  $      1.44   $      (1.54)  $       .73
                                                          ==========    ===========    ==========

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(1) Each of the 1,300,000 Series B convertible preferred shares were convertible into five shares of common stock. On the mandatory conversion date of April 1, 1996, each of the Company's 6,500,000 depositary shares, each representing 1/5 of a Series B convertible preferred share, was converted into one share of the Company's common stock. The 6,500,000 equivalent shares of common stock are weighted for the period outstanding.

(2) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.

(3) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both a primary and fully diluted loss per share of $1.76 in 1996 and both primary and fully diluted earnings per share of $.58 in 1995. This computation is not applicable for 1997 due to the conversion of the Series B convertible preferred shares into common stock in April 1996.